As filed with the Securities and Exchange Commission on August 9, 2011
Registration No. 333-105794

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STERLING CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	76-0502785
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
200 South Wilcox Drive
Kingsport, Tennessee 37662
(Address of Principal Executive Offices) (Zip Code)

Sterling Chemicals, Inc. 2002 Stock Plan
(Full title of the plan)

Brian L. Henry
Assistant Secretary
P.O. Box 511
Kingsport, Tennessee 37662-5075
(Name and address of agent for service)
(423) 229-2000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE
     Sterling Chemicals, Inc. (the “Company”) filed a Registration Statement on Form S-8 (No. 333-105794) (the “Registration Statement”) with the Securities and Exchange Commission on June 3, 2003. On August 9, 2011, pursuant to that certain Agreement and Plan of Merger, dated as of June 22, 2011, by and among Eastman Chemical Company, a Delaware corporation (“Eastman”), Eastman TC, Inc., a Delaware corporation, and the Company, the Company will become a direct wholly-owned subsidiary of Eastman. As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.
     This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold shares of common stock, par value $.01 per share, the sale of which was registered under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingsport, State of Tennessee, on August 9, 2011.

STERLING CHEMICALS, INC.
By:	/s/ Brian L. Henry
	Name:	Brian L. Henry
	Title:	Assistant Secretary